Exhibit 99.1

PRESS RELEASE

TV Goods to Roll Out Hulk Hogan Endorsed Line of Pumice-Based Cleaning Products; PumMagic(TM) Product Line Draws Interest of Big Box Retailers

TV Goods Intends to Increase Celebrity Endorsed Product Lines, Which Presently Include Hulk Hogan and 50 Cent

Feb. 8, 2011 (Marketwire) --

CLEARWATER, FL -- (Marketwire) -- 02/08/11 -- H & H Imports, Inc. (OTCQB: HNHI) (PINKSHEETS: HNHI), the parent company of TV Goods Holding Corporation, which previously announced that it was testing a single pumice-based cleaning product endorsed by Hulk Hogan, today announced that the Company has developed a complete line of the cleaning products, and has rebranded the line as "PumMagic™."

After receiving feedback from key big box retailers that they would like to see more than a single product marketed under the brand, the Company expanded the product line to include not only cleaners, but brushes, wipes and sponges; some of the most popular line extensions presently in the market. In addition, the Company improved and reformulated the product and product packaging.

The Company has reshot the commercial to include the line extensions and will begin airing the spot shortly. The Company is planning to launch the products on a global basis through multiple distribution channels including direct response, Electronic Retailing, live shopping channels, and retail (including web-based).

The PumMagic™ line is a revolutionary new line of pumice-based cleaning products that are safe enough to wash dishes yet gentle enough to clean a child's hands. The product line that the Company will be testing will include a liquid cleaner, a powdered cleaner, Pop-Up and Bag Pumice Wipes, Shaminator Sponges and bathroom scrubbers. The product effortlessly removes stains caused by coffee, ink, wine, juice, soy sauce, makeup, and more. It will be promoted as "The Cleaner for the Toughest Stains."

TV Goods Chairman Kevin Harrington said, "We were glad to hear feedback from target retailers that they wanted more than just one product to sell under our PumMagic™ line. More products mean more shelf space and more opportunities for consumers to try our products across an increased range of uses to create an ongoing brand loyalty. The Company believes that with the visibility created by products endorsed by Hulk Hogan, consumers will try the products and keep coming back once they have tried them because of how well the entire line actually works!"

Harrington went on to say, "We are also planning to expand the number of celebrity endorsers that the Company deals with, as we believe that getting the right individual with the right product line should affect the sales in a very positive manner and more quickly increase brand value and awareness. We believe that Hulk is perfect for this line of cleaning products, and that 50 Cent is the right man at the right time for the audio line of products. Continuing into the future, we intend to develop other partnerships with other celebrities for different lines of products and services."

About The Company:

H&H Imports, Inc. is the parent company of TV Goods Holding Corporation. TV Goods Holding Corporation is a direct response marketing company. We identify, develop, market and distribute consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer and principal architect of the "infomercial" industry. Kevin Harrington is an original investor on the ABC show called Shark Tank; the show is owned by SONY Pictures and produced by reality TV mogul Mark Burnett. TV Goods was formed by to build upon the track record of success of its management team, responsible for over 500 infomercials and spots accounting for over $4 billion in sales revenues. For more information go to: www.TVGoodsInc.com

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available on at http://www.sec.gov.

Contact:
TV Goods Holding Corporation
Kathryn Goodbread
kgoodbread@tvgoodsinc.com
727-474-0598